Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--February 28, 2017--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 31, 2016. Net earnings for the fourth quarter were $80,936,000 or $1.41 diluted earnings per share on net sales of $596,817,000 as compared to the prior year fourth quarter net earnings of $50,287,000 or $0.88 diluted earnings per share on net sales of $534,707,000. Net earnings for the fiscal year ended December 31, 2016 were $284,216,000 or $4.98 diluted earnings per share on net sales of $2,267,852,000 as compared to net earnings of $191,610,000 or $3.36 diluted earnings per share on net sales of $1,826,598,000 in the prior year.

2016 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 11.6% in the fourth quarter and 24.2% for the full fiscal year of 2016 over the comparative prior year periods. Sales related to recent acquisitions added 9.6% in the fourth quarter and 22.4% for the year offset by the impact of foreign exchange rates on foreign sales translated into U.S. Dollars, which reduced net sales by approximately 4.1% during the fourth quarter and 2.2% during the full fiscal year of 2016. Excluding the impact of acquisitions and foreign exchange, sales increased 6.1% during the fourth quarter and 3.9% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 20.2% in the fourth quarter and increased 13.0% for the full fiscal year of 2016 over the comparative prior year periods. During fiscal 2015, the company completed the acquisitions of Goldstein Eswood, Marsal and Induc. During fiscal 2016, the company completed the acquisition of Follett. Excluding the impact of these acquisitions, sales increased 4.8% in the fourth quarter and increased 3.6% for the full fiscal year. Excluding the impact of acquisitions and foreign exchange, sales increased 7.1% during the fourth quarter and 5.5% for the full year.
  Net sales at the company’s Food Processing Equipment Group increased 19.7% in the fourth quarter and 14.9% for the full fiscal year of 2016 over the comparative prior year periods. During fiscal 2015, the company completed the acquisition of Thurne. This acquisition did not impact sales in the fourth quarter; however excluding the impact of this acquisition, sales increased 13.1% for the full fiscal year. Excluding the impact of acquisitions and foreign exchange, sales increased 20.3% during the fourth quarter and 13.7% for the full year.
  Net sales at the company’s Residential Kitchen Equipment Group decreased 5.9% in the fourth quarter but increased 61.5% for the full fiscal year of 2016 over the comparative prior year periods. During fiscal 2015, the company completed the acquisitions of AGA and Lynx. Excluding the impact of these acquisitions, sales decreased 10.9% in the fourth quarter and decreased 11.5% for the full fiscal year. Excluding the impact of acquisitions and foreign exchange, sales decreased 2.2% during the fourth quarter and 7.7% for the full year.
  Gross profit in the fourth quarter increased to $239.2 million from $198.9 million, reflecting the impact of higher sales volumes, offset by the impact of foreign exchange rates. The gross margin rate increased from 37.2% to 40.1%. For the full fiscal year of 2016, gross profit increased to $901.2 million from $706.5 million and the gross margin rate increased from 38.7% to 39.7%. Improved margins reflect favorable sales mix and efficiency gains, including benefits from integration initiatives.
  Operating income increased to $126.5 million from $72.6 million in the prior year quarter and increased for the full fiscal year of 2016 to $446.2 million from $302.6 million in the prior year. Operating income in 2016 included $2.4 million of restructuring costs in the fourth quarter and $10.5 million for the full year primarily associated with integration initiatives to reduce costs related to AGA.
  Non-cash expenses during the fourth quarter of 2016 amounted to $24.1 million, including $6.7 million of depreciation, $6.8 million of intangible amortization and $10.6 million of share based compensation. Non-cash expenses for the full fiscal year of 2016 amounted to $84.0 million including $26.2 million of depreciation, $29.9 million of intangible amortization and $27.9 million of share based compensation.
  The provision for income taxes in the fourth quarter amounted to $36.9 million at a 31.3% effective rate in comparison to $19.1 million at a 27.5% effective rate in the prior year quarter. For the full fiscal year of 2016, the provision for income taxes amounted to $137.1 million at a 32.5% effective rate in comparison to $89.6 million at a 31.9% effective rate in the prior year.
  Net earnings per share amounted to $1.41 in the fourth quarter as compared to $0.88 in the prior year quarter and $4.98 for the full year in 2016 as compared to $3.36 in 2015. Net earnings in the current and prior year were reduced by restructuring expenses and AGA transaction expenses. The impact of these items reduced earnings per share by $0.03 and $0.22 for the fourth quarter periods, respectively, and $0.13 and $0.43 for the full fiscal year, respectively.
  Operating cash flows amounted to $119.0 million during the fourth quarter and $294.1 million for the full fiscal year of 2016. In comparison, operating cash flows for the full year increased from $249.6 million in the prior year.
  Net debt, defined as debt less cash, at the end of 2016 fiscal fourth quarter amounted to $663.6 million as compared to $771.5 million at the end of the third quarter and $710.5 million at the end of fiscal 2015.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, we continued to realize strong sales growth in the international markets with restaurant customers expanding in emerging markets and existing customers upgrading to more advanced equipment solutions. Domestically, sales improved from the third quarter but were still impacted by slower purchases from several restaurant chains in comparison to the prior year. We continue to see positive momentum at our Commercial Foodservice segment as we move into 2017 with growth from new products and strong development activity with our restaurant chain customers adopting our innovative equipment solutions.”

“We realized continued strong sales growth in the fourth quarter and throughout the year at the Food Processing Equipment Group. We continue to see development of new food processing facilities in emerging markets. We have invested heavily in the operations of our industrial bakery brands both in new product development and in production efficiency. We are now well positioned to see sales growth and profitability over the next three years.” said Mr. Bassoul.

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the fourth quarter organic sales decline reflects the impact of lower revenues at Viking, which realized single digit declines and continued to be impacted by the residual impact of the prior year product recall at Viking related to products manufactured during the previous ownership. Sales at the AGA group were relatively consistent with the prior year. Sales at the AGA group reflect the impact of first year integration initiatives including the rationalization of unprofitable products along with a focused change in customer base. As we move into 2017 we expect to see a residual impact on sales from these profit improvement initiatives at AGA.”

Mr. Bassoul added, “We were pleased with the progress we made during the year at all three segments in our profit improvement initiatives. We realized growth in gross margins and EBITDA margins across all three segments and expect further progress in 2017. Within the residential segment we realized substantial improvement at the AGA group and are well on our way to achieving sustained EBITDA margins in excess of 20%. Longer term, we expect to realize additional synergies across the Residential business segment, which we anticipate will result in increased profitability across the entire segment.”

Conference Call

A conference call will be held at 10 a.m. Central time on March 1st and can be accessed by dialing (888) 391-6937 and providing conference code 79324777# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 79324777#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, Turbochef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2016	4th Qtr, 2015	4th Qtr, 2016	4th Qtr, 2015
Net sales	$596,817	$534,707	$2,267,852	$1,826,598
Cost of sales	357,640	335,835	1,366,672	1,120,093

Gross profit	239,177	198,872	901,180	706,505

Selling & distribution expenses	55,601	56,435	223,883	193,353
General & administrative expenses	54,699	52,873	220,548	181,795
Restructuring expense	2,379	16,931	10,524	28,754

Income from operations	126,498	72,633	446,225	302,603

Interest expense and deferred
financing amortization, net	6,105	4,946	23,880	16,967
Other expense (income), net	2,526	(1,667)	1,040	4,469

Earnings before income taxes	117,867	69,354	421,305	281,167

Provision for income taxes	36,931	19,067	137,089	89,557

Net earnings	$80,936	$50,287	$284,216	$191,610

Net earnings per share:

Basic	$1.42	$0.88	$4.98	$3.36

Diluted	$1.41	$0.88	$4.98	$3.36
Weighted average number shares:

Basic	57,022	56,963	57,030	56,951

Diluted	57,243	57,047	57,085	56,973

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Dec 31, 2016	Jan 2, 2016
ASSETS

Cash and cash equivalents	$68,485	$55,528
Accounts receivable, net	325,868	282,534
Inventories, net	368,243	354,150
Prepaid expenses and other	42,704	39,801
Prepaid taxes	6,399	11,426
Current deferred tax assets	-	51,723
Total current assets	811,699	795,162

Property, plant and equipment, net	221,571	199,750

Goodwill	1,092,722	983,339
Other intangibles, net	696,171	749,430
Long-term deferred tax assets	51,699	11,438
Other assets	43,274	22,032

Total assets	$2,917,136	$2,761,151

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$5,883	$32,059
Accounts payable	146,921	157,758
Accrued expenses	335,605	320,228
Total current liabilities	488,409	510,045

Long-term debt	726,243	734,002
Long-term deferred tax liability	77,760	113,010
Accrued pension benefits	322,988	207,490
Other non-current liabilities	36,418	29,774

Stockholders’ equity	1,265,318	1,166,830

Total liabilities and stockholders’ equity	$2,917,136	$2,761,151

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744